Bermuda Office
Appleby (Bermuda)
Limited Canon’s Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda

Tel +1 441 295 2244

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Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.1

Marvell Technology Group Ltd.	Email adfagundo@applebyglobal.com
Canon’s Court
22 Victoria Street	Direct Dial +1 441 298 3545
Hamilton HM 12	Tel +1 441 295 2244
Bermuda	Fax +1 441 292 8666

Your Ref

Appleby Ref 124194.0040/ADF/RM

28 March 2014

Dear Sirs

MARVELL TECHNOLOGY GROUP LTD. (COMPANY)

We have acted as attorneys in Bermuda for the Company, a Bermuda company, in connection with its filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (Registration Statement) with respect to 7,514,642 of the Company’s common shares, par value US$0.002 per share (Common Shares) to be issued pursuant to the terms of the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan (as amended and restated as of October 31, 2011) (Plan).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion.

1.	ASSUMPTIONS

In stating our opinion we have assumed:

1.1	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other documentation submitted to us as certified, conformed, notarised or photostatic copies;

1.2	the genuineness of all signatures on the Documents;

1.3	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

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1.4	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have a material effect on any of the opinions herein expressed;

1.5	that all representations and factual statements appearing in the Registration Statement, the Plan and the Resolutions, other than as to the laws of Bermuda, are true, accurate and complete in all material respects;

1.6	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record: (i) the resolutions passed by the Board of Directors and Members of the Company in meetings which were duly convened and, at each of which, a duly constituted quorum was present and voting throughout; (ii) resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board of Directors; and (iii) resolutions adopted by all the Members of the Company as unanimous written resolutions of the Members of the Company; and further that there is no matter affecting the authority of the Directors to effect the issue of the Common Shares by the Company under the terms of the Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

1.7	that any purchase rights under the Plan relevant to this opinion (each a Purchase Right and collectively, Purchase Rights) will constitute the legal, valid and binding obligations of the parties thereto, other than the Company;

1.8	that each Director of the Company, when the Board of Directors of the Company passed the Board Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

1.9	that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company;

1.10	that at the time of issue by the Executive Compensation Committee of the Board of Directors (Committee) as the Administrator (as defined in the Plan) of the Plan of any Common Shares pursuant to any Purchase Rights, such Committee was duly constituted and at the date hereof remains a duly constituted committee of the Board of Directors of the Company having the necessary powers and authorities to administer the Plan, accept enrolments and issue Common Shares pursuant to the Plan;

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1.11	that when the issue of any Common Shares under the Plan is authorised, the issue price will not be less than the par value of the Common Shares and that the Company will have sufficient authorised share capital to effect such issue and will continue to hold the necessary permission from the Bermuda Monetary Authority for such share issue;

1.12	that in any case where Common Shares are issued by the Company pursuant to the Plan on the terms of a Purchase Right, the Company will receive prior to the allotment of shares a transfer to it an amount of cash at least equivalent to the aggregate par value of the Common Shares issued to him pursuant to that Purchase Right;

1.13	that when filed with the United States Securities and Exchange Commission, the Registration Statement will not differ in any material respect from the electronic copy referred to in paragraph 1 of the Schedule;

1.14	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered; and

1.15	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered.

2.	OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is an exempted company incorporated with limited liability and is validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to issue the Common Shares.

2.2	When issued and paid for pursuant to the Resolutions and the Plan, all necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Common Shares pursuant to Bermuda law will have been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Common Shares.

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2.3	When the Common Shares have been issued and paid for pursuant to and in accordance with the terms and conditions referred to or summarized in the applicable Resolutions and the Plan, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

2.4	There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Common Shares.

3.	RESERVATIONS

We have the following reservations:

3.1	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

3.2	Any reference in this opinion to Common Shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such Common Shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he or she became a shareholder, if and so far as the alteration requires him or her to take, or subscribe for additional shares, or in any way increases his or her liability to contribute to the share capital of, or otherwise to pay money to, the Company.

3.3	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies does not reveal:

3.3.1	details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

3.3.2	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

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3.4	In order to issue this opinion we have carried out the Searches as referred to in paragraphs 5 and 6 of the Schedule and have not enquired as to whether there has been any change since the date and time of the Searches.

3.5	In opinion paragraph (1) above the term “good standing” means that the Company has received a Certificate of Compliance issued by the Registrar of Companies.

4.	DISCLOSURE

This opinion is addressed to you in connection with the registration of the Common Shares with the United States Securities and Exchange Commission. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	An electronic copy of the Form S-8 Registration Statement received on 25 March 2014 (excluding the exhibits and excluding the documents incorporated by reference).

2.	An electronic copy of the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan (as amended and restated as of 31 October 2011).

3.	Copies of the Minutes of the Meeting of the Board of Directors of the Company held on 8 May 2000, the Minutes of the Meeting of the Board of Directors of the Company held on 7 November 2002, the Written Resolution of the Board of Directors of the Company effective on 1 May 2003, the Minutes of the Meeting of the Board of Directors of the Company held on 7 May 2003, the Minutes of the Meeting of the Board of Directors of the Company held on 5 April 2004, the Minutes of the Meeting of the Board of Directors of the Company held on 7 April 2005, the Minutes of the Meeting of the Board of Directors of the Company held on 7 April 2006, the Minutes of the Meeting of the Board of Directors of the Company held on 1 December 2006, the Written Resolutions of the Board of Directors of the Company effective on 1 June 2007, the Minutes of the Meeting of the Board of Directors of the Company held on 28 December 2007, the Minutes of the Meeting of the Board of Directors of the Company held on 21 March 2008, the Minutes of the Meeting of the Board of Directors of the Company held on 20 October 2008, the Minutes of the Meeting of the Board of Directors of the Company held on June 10, 2009, the Minutes of the Meeting of the Board of Directors of the Company held on 26 August 2009, the Minutes of the Meeting of the Board of Directors of the Company held on October 22, 2009, the Minutes of the Meeting of the Board of Directors of the Company held on 30 November 2009, the Minutes of the Meeting of the Board of Directors of the Company held on 13 December 2010, the Minutes of the Meeting of the Board of Directors of the Company held on 31 October 2011, an extract of the resolutions adopted at the Meeting of the Board of Directors held on 15 March 2012, the Minutes of the Meeting of the Board of Directors held on 12–14 December 2012, and the Minutes of the Meeting of the Board of Directors held on December 13-14 2013 (collectively, Board Resolutions), the Minutes of the Meeting of the Members of the Company held on 17 June 2000, and the Minutes of the Meeting of the Members of the Company held on 27 June 2003 (Members’ Resolutions and together with the Board Resolutions, Resolutions).

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4.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search done on 28 March 2014 at 9.00am (Bermuda time) (Company Search).

5.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search done on 28 March 2014 at 9.15 am (Bermuda time) (Litigation Search).

(The Company Search and the Litigation Search are collectively referred to as the Searches).

6.	A certified copy of the Certificate of Incorporation, Memorandum of Association and the Third Amended and Restated Bye-laws of the Company adopted at the annual general meeting on 8 July 2010 (collectively referred to as Constitutional Documents).

7.	A copy of the permission dated 31 May 2000 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of shares in the capital of the Company.

8.	A copy of the Notice to the Public dated 1 June 2005 issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and related regulations which grants general permission for the issue and transferability of Equity Securities of a Bermuda company which are listed on an Appointed Stock exchange, from and/or to a person who is non-resident in Bermuda, for as long as the Equity Securities of the company remain so listed.

9.	A Certificate of Compliance issued by the Registrar of Companies and dated 28 March 2014.

10.	A copy of the share register of the Company as of 26 March 2014.

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